Exhibit 99.1

BIMINI MORTGAGE MANAGEMENT, INC.
DECLARES FOURTH QUARTER 2005 CASH DIVIDEND

VERO BEACH, Fla. (November 30, 2005) — Bimini Mortgage Management, Inc. (NYSE:BMM), a real estate investment trust that invests in residential mortgage-related securities and originates loans through its taxable REIT subsidiary, Opteum Financial Services, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.14 per share on the Company’s Class A and Class B Common Stock for the quarter ending December 31, 2005.  The dividend is payable December 29, 2005, to stockholders of record on December 12, 2005.

The Board of Directors anticipates that this dividend will be paid entirely from its REIT taxable income.

Bimini Mortgage Management, Inc. invests primarily in residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  It earns returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. The Company has elected to be taxed as a REIT under the Internal Revenue Code, which means the Company is not required to pay federal income taxes on the REIT taxable earnings which are currently distributed to its shareholders. Its Opteum Financial Services subsidiary is a national mortgage lender offering a wide array of home mortgage products.

This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

Contact:	Robert E. Cauley
Chief Financial Officer
(772) 231-1400
www.biminireit.com

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